Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Cheryl R. Johnson
         Vice President, Investor Relations
         NOVOSTE CORPORATION
         (770) 717-6052

                  FDA Advisory Committee Unanimously Recommends
                   Approval of Novoste's Beta-Cath(TM) System

GAITHERSBURG, MD., September 11, 2000 - Novoste Corporation (Nasdaq: NOVT) today announced that its Beta-Cath(TM) System has been unanimously recommended for approval to treat patients suffering from in-stent restenosis, a complication of previous angioplasty and stent procedures that is currently difficult to treat. This recommendation was made earlier today by the Circulatory System Devices Panel of the Food and Drug Administration's (FDA) Medical Devices Advisory Committee. The Beta-Cath(TM) System is the first intracoronary beta radiation device to be recommended for FDA approval.

Today's recommendation by the Panel, although not binding, will be considered by the FDA in its final review of Novoste's premarket approval application (PMA), which was submitted to the FDA on April 17, 2000. At this time, there are no FDA approved vascular brachytherapy devices, and the Beta-Cath(TM) System remains under expedited review by the FDA.

William A. Hawkins, President and CEO of Novoste, commented, "With the favorable Panel recommendation, we are one step closer to FDA approval of the Beta-Cath(TM) System and to making this therapy available to patients with in-stent restenosis. These patients currently have no effective treatment alternative other than coronary bypass surgery, a highly invasive procedure."

"The Panel based its recommendation primarily on the results of the 476-patient START Trial, which demonstrated a significant reduction in coronary blockage and the need for repeat procedures in patients treated with beta radiation versus placebo. In my clinical practice, I routinely see patients who could be candidates for vascular brachytherapy, and I look forward to offering this treatment alternative once it is approved by the FDA," said Jeffrey J. Popma, M.D., Principal Investigator of the Stents And Radiation Therapy (START) Trial and Director of Interventional Cardiology at Brigham and Women's Hospital in Boston, Mass.

The Beta-Cath(TM) System is a small portable device that delivers beta radiation through a catheter placed inside a patient's artery following angioplasty. The radiation sources, strontium-90, reside in the artery for less than five minutes, thereby adding very little time to the angioplasty procedure. Beta radiation is a highly localized form of radiation; therefore, it requires minimal shielding and exposes medical staff to significantly less radiation than the x-ray imaging routinely performed during a typical heart catheterization. As a result, physicians may remain in the cath lab at the patient's bedside to monitor them closely during the procedure.

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"As a radiation oncologist involved in the clinical trials, I found that the
Beta-Cath(TM) System involved short treatment times, straightforward dosimetry planning, and simple inventory management. In addition, use of the device did not require any facility modifications to the hospital's cath lab, and all healthcare personnel were able to remain in the lab during the brief beta radiation procedure," said Burton L. Speiser, M.D., Medical Director of Arizona Oncology Services and a clinical investigator of the START Trial.

Novoste Corporation, based in Atlanta, Ga., is a leader in the emerging field of vascular brachytherapy to reduce the incidence of restenosis. The company's Beta-Cath(TM) System is commercially available in the European Union and other countries outside the U.S. For more information on the Beta-Cath(TM) System or Novoste, please call (770) 717-0904 or visit the company's web site at www.novoste.com.

This news release contains forward-looking statements regarding future events and the future performance of the Company that involve risks and uncertainties that may cause the Company's actual results to differ materially. Such factors include demonstration of safety and efficacy of the Beta-Cath(TM) System, market acceptance of the Beta-Cath(TM) System, receipt and timing of FDA and other regulatory approvals, and other risks detailed in documents the Company files from time to time with the SEC, including its most recent S-3 registration statement and Forms 10-K, 10-Q and 8-K. The Panel's recommendation may not result in FDA approval to market the Beta-Cath(TM) System.

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